                                                                    Exhibit 20.1

Final

PRESS CONTACT:                                       INVESTOR RELATIONS CONTACT:
Jeanette Gibson                                      Roberta De Tata
Cisco Systems, Inc.                                  Cisco Systems, Inc.
(408) 525-8965                                       (408) 527-6388
jegibson@cisco.com                                   rdetata@cisco.com

ANALYST RELATIONS CONTACT:
Art Rangel
Cisco Systems, Inc.
(408) 853-5705
arangel@cisco.com

            CISCO SYSTEMS COMPLETES ACQUISITION OF COMPATIBLE SYSTEMS


     SAN JOSE, Calif., March 24, 2000 -- Cisco Systems, Inc., today announced it has completed the acquisition of Compatible Systems of Boulder, CO.

     On January 19, 2000, Cisco announced a definitive agreement to acquire Compatible Systems. This acquisition enhances Cisco's New World VPN (Virtual Private Networks) offering by providing enterprise and service provider customers with industry-leading remote access and extranet solutions. This acquisition is being accounted for using pooling accounting.

ABOUT CISCO SYSTEMS

     Cisco Systems, Inc. (NASDAQ: CSCO) is the worldwide leader in networking for the Internet. News and information are available at www.cisco.com.

                                      # # #

Cisco, Cisco Systems, and the Cisco Systems logo are registered trademarks of Cisco Systems, Inc. and/or its affiliates in the U.S. and certain other countries. All other trademarks mentioned in this document are the property of their respective owners.